Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-119836 of Harrah’s Entertainment, Inc. on Form S-4 of our report relating to the financial statements of Caesars Entertainment, Inc. dated March 10, 2004, except for the reclassification of the Atlantic City Hilton and Bally's Tunica as discontinued operations as described in Notes 1 and 3, as to which the date is December 17, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), appearing in the Current Report on Form 8-K dated December 17, 2004 and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
December 17, 2004